EX-2.3

ASSIGMENT OF CONVERTIBLE NOTE

KNOW THAT on this 24th day of May, 2022, Noi Tech LLC (“Assignor”), with an address of 30 N. Gould St. STE R, Sheridan, WY 82801, hereby transfers, assigns and conveys to Okie, LLC (“Assignee”) with an address of 4300 S US Hwy 1, Ste 203-314, Jupiter, Florida 33477 and all of its successors the total amount of Twenty Dollars ($20,000.00 USD) due under a Convertible Promissory Note to the Assignee described as follows:

The original loan to Cannabis Suisse Corp. from Mr. Sudusinghe was pursuant to Loan Agreement dated March 1, 2016, and Verbal Agreement dated April 2, 2019.

On April 15, 2021, Suneetha Nandana Silva Sudusinghe assigned Noi Tech LLC $30,000 of his loan to Cannabis Suisse Corp. The Agreement contains a provision that allows Noi Tech LLC to convert the loan to common stock at a fixed price of $0.01 per share. Beneficial conversion feature was $30,000 and debt discount was $10,000.

A copy of the note documentation is attached hereto.

The purchase price for this assignment of the Note was included in the SECURITIES PURCHASE AGREEMENT by and between Suneetha Nandana Silva Sudusinghe (the “Seller”) and Scott Mcalister (the “Buyer”) of $450,000.00.

The rights and interests of such a note are assigned back to the original date of April 15, 2021, and include but are not necessarily limited to the amount of the Note plus interest due the Assignor under the Note and related documents, all of the rights and remedies and subject to all of the obligations of the Assignor there under, and the right either of Assignee’s behalf or in the name of the Assignor to take all actions, legal or otherwise, that Assignor would be entitled to take there under.

ASSIGNOR: Noi Tech LLC ASSIGNEE: Okie, LLC

/s/ Serghei Dumanov /s/ Louis Palumbo_________________

Serghei Dumanov, Manager Louis Palumbo, Manager/Member

30 N. Gould St., STE R 4300 S US Hwy 1, Ste 203-314

Sheridan, WY 82801 Jupiter, FL 33477

THE COMPANY:

Cannabis Suisse Corp.

/s/ Suneetha Nandana Silva Sudusinghe

Suneetha Nandana Silva Sudusinghe

CEO, Pres., CFO, Chief Accounting Officer, Treasurer & Director